For Immediate Release

Pointer Telocation to Present at Rodman & Renshaw

Global Investment Conference in New York

Rosh HaAyin, Israel August 27, 2014. Pointer Telocation Ltd. (Nasdaq Capital Market: PNTR) – a leading developer, manufacturer and operator of Mobile Resource Management (MRM), announced today that its Chief Executive Officer, Mr. David Mahlab will present at the Rodman & Renshaw Global Investment Conference taking place in New York City at The New York Palace Hotel between September 8-10, 2014.

Pointer's presentation will take place on Wednesday, September 10th, at 12:05pm.

At the conference there will be an opportunity for investors to meet one-on-one with the CEO, Mr. David Mahlab. Interested investors should contact the conference organizers or the Investor Relations team at Pointer at pointer@gkir.com.

About Pointer Telocation

Pointer is a leading supplier of MRM (Mobile Resource Management) for the motor vehicle industry. The combination of technological supremacy and innovation enables Pointer to develop and manufacture unique communications solutions to meet customers' needs. The Company provides a range of services to insurance companies and vehicle owners, including road services, car towing, locating stolen cars, managing vehicle fleets, safety products and other value added services.

Pointer has grown in recent years through successful implementation of acquisitions in Israel and in Argentina and establishing business branches and partnerships in Mexico, Romania and Brazil. Pointer has offices in Israel, Argentina, Mexico, Brazil and Romania.

Pointer has a growing list of customers and products installed in more than 45 countries. Among the Company’s customers are insurance companies that offer or require towing services and locating services of vehicles as part of the insurance policies they sell.

Pointer shares are traded on NASDAQ (PNTR). The Company's top management and the development center are located in the Afek Industrial Area of Rosh Ha'ayin.

Safe Harbor Statement

This press release contains forward-looking statements with respect to the business, financial condition and results of operations of Pointer and its affiliates. These forward-looking statements are based on the current expectations of the management of Pointer, only, and are subject to risk and uncertainties relating to changes in technology and market requirements, the company’s concentration on one industry in limited territories, decline in demand for the company’s products and those of its affiliates, inability to timely develop and introduce new technologies, products and applications, and loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of the company to differ materially from those contemplated in such forward-looking statements. Pointer undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting the company, reference is made to the company's reports filed from time to time with the Securities and Exchange Commission.

Contact:

Zvi Fried, V.P. and Chief Financial Officer	Kenny Green/Ehud Helft, GK Investor Relations
Tel.: +972-3-572 3111	Tel: +1 646 201 9246
E-mail: zvif@pointer.com	E-mail: pointer@gkir.com